UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 19, 2017

ARES MANAGEMENT, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36429	80-0962035
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Avenue of the Stars, 12th Floor, Los Angeles, CA	90067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 201-4100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As previously disclosed, on January 3, 2017, Ares Capital Management LLC (“ACM”), a subsidiary of the Registrant, provided approximately $275.2 million of cash consideration (the “Transaction Support Payment”) to the shareholders of American Capital, Ltd. (“ACAS”) in connection with the acquisition of ACAS by Ares Capital Corporation (NASDAQ:ARCC) (“ARCC”). ACM serves as investment adviser to ARCC.

As previously disclosed, the Registrant has been evaluating the proper tax treatment of the Transaction Support Payment.  The Internal Revenue Service has issued a favorable private letter ruling confirming that the Transaction Support Payment is fully deductible by ACM in 2017, the year of payment.  Ares Holdings, Inc. (“AHI”), a wholly owned U.S. corporate subsidiary of the Registrant (and which is the only material subsidiary of the Registrant that pays corporate U.S. federal income taxes), owns an indirect equity interest in ACM and will receive an allocable share of the tax deduction at ACM.  Given the magnitude of the deduction, the Registrant expects AHI to have a taxable loss in 2017 for U.S. federal income tax purposes.

Because AHI is expected to be in a taxable loss position for 2017, the Registrant does not expect AHI (through which the Registrant receives management fees and significant distributable earnings) to pay any current U.S. federal income taxes in 2017, which should result in higher distributable amounts to holders of the Registrant’s common units than they would have had without such deduction for taxes. Furthermore, the Registrant expects AHI to end the year with a net operating loss (“NOL”) that it can elect to carry back to prior years for prior year tax refunds or to carry forward to offset future taxes. The Registrant has not yet decided whether to cause AHI to elect to carry back any expected NOL to prior years or to carry forward the NOL to future years. That determination will be influenced by a number of factors, including the possible decrease of corporate tax rates, the timing of potential tax refunds and an analysis of any limitations applicable to NOL carry backs and carryforwards. The Registrant expects that any such election will be made in connection with the filing of AHI’s 2017 tax return.

The Registrant estimates its aggregate cash tax savings in 2017 and 2018 related to its distributable earnings to be approximately $0.46 per common unit, based on the number of common units outstanding as of March 31, 2017. The Registrant estimates that the majority of the aggregate estimated cash tax savings will be realized in 2017. The Registrant also expects that this deduction will not impact the provision for income taxes applicable to its economic net income in 2017 or 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES MANAGEMENT, L.P.
By: Ares Management GP LLC, its general partner
Date: June 22, 2017

	By:	/s/ Michael R. McFerran
	Name:	Michael R. McFerran
	Title:	Chief Financial Officer